Exhibit 21.1

LIST OF SUBSIDIARIES OF REGENCY ENERGY PARTNERS LP

All subsidiaries are wholly owned, directly or indirectly by Regency Energy Partners LP as of February 28, 2009.

•	Regency OLP GP LLC

•	Regency Energy Finance Corp.

•	Regency Gas Services LP

•	Regency Intrastate Gas LLC

•	Regency Liquids Pipeline LLC

•	Regency Gas Marketing LLC

•	Gulf States Transmission Corporation

•	Regency Field Services LLC

•	Regency Gas Utility LLC

•	Pueblo Holdings Inc.

•	Pueblo Midstream Gas Corporation

•	Regency Oil Pipeline LLC

•	CDM Resource Management LLC

•	FrontStreet Hugoton, LLC

•	Regency NX, LLC

•	WGP-KHC, LLC